Exhibit 5.1

                               February 1, 2001

Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts  02062

                  We are acting as counsel for Elcom International, Inc., a Delaware corporation (the "Company"), in connection with the sale from time to time of 2,750,000 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company upon the exercise of options granted pursuant to The 2000 Stock Option Plan of the Company (the "Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of Shares under the Securities Act of 1933, as amended.

                  In this connection, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when issued and sold from time to time in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

                  This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,


                                          /s/ CALFEE, HALTER & GRISWOLD LLP
                                          CALFEE, HALTER & GRISWOLD LLP

                                     E-14